Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8, pertaining to the 2014 Amended and Restated Stock Option Plan of Cynapsus Therapeutics Inc. (the “Company”), of our report dated March 16, 2015 with respect to the consolidated statement of financial position as at December 31, 2014, and the consolidated statements of loss and comprehensive loss, changes in equity and cash flows for the year then ended of the Company, included in the Company’s Amendment No. 2 to Form F-10 (File No. 333-204226) filed with the Securities and Exchange Commission on June 17, 2015.

/s/ Ernst & Young LLP
Toronto, Canada	Chartered Professional Accountants
July 29, 2015	Licensed Public Accountants